Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces First Quarter 2007 Financial Results

First Full Quarter as Public Company Shows Improved Margin Growth;
Expands Intellectual Property Portfolio Through Acquisitions

Hatboro, PA (May 10, 2007) – InfoLogix, Inc. (OTCBB:IFLG), a leading provider of mobile intelligence solutions, today announced financial results for the first quarter ended March 31, 2007.  For the first quarter of 2007, the Company reported total revenue of $12.9 million and a net loss of $1.1 million, or $0.05 per share.

Key Operational Highlights

•                  Improved gross margin performance quarter-over-quarter;

•                  Executed key intellectual property and customer support investments (completed in early second quarter 2007) to capitalize on near- and mid-term growth opportunities, and to continue company’s stated strategy of acquiring service-based companies with synergistic technologies, services and expertise:

•                  Acquired strategic assets from AMTSystems, a point-of-care mobility products and solutions provider that directly complement the mobile device software and RFID solutions installed in InfoLogix’s customer base of 1,100 hospitals;

•                  Established further competitive differentiator with acquisition of a rapid-development software platform (InfoLogix Intuitive Mobile Software), providing ability to build proprietary handheld, wireless and mobile web-services end user applications;

•                  Acquired RFID patent portfolio, enabling InfoLogix to enhance existing services and establish industry leadership position in driving future medication management solutions;

•                  Expanded higher margin, recurring revenue offerings with launch of Customer Care Portal service, which provides organizations with comprehensive visibility and reporting on mobile solution deployments;

•                  Expanded its nationwide sales force from 24 to 37 representatives;

•                  Launched a new channel partner program for healthcare sales and marketing, enabling the rapid expansion of domestic and international reach through a team of over 120 channel partner sales personnel;

•                  Hired Stephen Salvitti as new Vice President of the Enterprise Mobility Solution group to build out a solutions-focused core competency.

David T. Gulian, President and Chief Executive Officer of InfoLogix, stated, “Our first quarter was a breakthrough period in which we achieved a number of major milestones relating to each aspect of our stated strategic growth and development plan for 2007.  Our recent acquisition and new strategic partnerships with leading independent software vendors will enable us to create a deeper offering of complementary applications for a higher blended margin per engagement.  We have expanded our national sales force to drive our growth projections. Our intellectual property asset portfolio, now totaling 19 issued patents and 15 pending patent applications, bolsters our ability to build out our product suite and emphasize higher margin full service solutions.”

First Quarter 2007 Financial Results

Revenue for the first quarter ended March 31, 2007 was $12.9 million compared to $13.1 million for the first quarter ended March 31, 2006.  The decrease in revenue from the comparable periods was due to a decrease in the number of mobile workstations shipped partially offset by an increase in the number of third-party wireless hardware implementations delivered.

Gross margin increased to 25.9% for the first quarter of 2007 compared with 25.2% for the first quarter of 2006.  The increase in gross margin was the result of increased margins earned from mobile workstation hardware sales and increased sales volume of higher margin third-party warranty sales.

Selling, general and administrative expenses (SG&A) totaled $5.2 million for the first quarter of 2007 compared with $3.1 million for the first quarter of 2006.  The year-over-year increase in SG&A of 69.1% was the result of expanding the Company’s national sales force, an increase in administrative support staffing, higher professional fees associated with internal controls and compliance requirements, and stock based compensation expenses attributable to options and warrants issued to employees.

InfoLogix reported a net loss of $1.1 million, or $0.05 per share, for the first quarter of 2007, compared to net income of $0.09 million or $0.01 per basic and diluted share for the first quarter of 2006.

At March 31, 2007, InfoLogix had cash and cash equivalents totaling $11.5 million, working capital of $11.3 million (including $6.5 million due under an asset-based line of credit), long-term debt of $1.1 million, and stockholders’ equity of $15.0 million.

Outlook

“During the second quarter and second half of 2007, we plan to expand our product set with more solutions and consultative services that will round out a complete spectrum of high value mobile intelligence solutions – from connectivity and hardware infrastructure, to software applications, to full enterprise systems consultation,” Gulian said.  “Our well established foundation in hardware assets and broad installed base of customers gives us a powerful springboard for expanding our existing relationships.  With our progress to date, we believe we are well positioned to see material revenue growth and higher gross margins in the second half of 2007.”

Conference Call and Webcast

President and Chief Executive Officer David Gulian and Chief Financial Officer Jay Roberts will hold a conference call with the financial community today at 5:00 p.m. Eastern to review the first quarter financial results and provide an update on business developments.

Interested parties may participate in the conference call by dialing 800-366-3908 (or 303-262-2004 for international callers).  When prompted, ask for the “InfoLogix Investor Conference Call.”  A telephonic replay of the conference call may be accessed approximately two hours after the call through May 17, 2007, by dialing 800-405-2236 (or 303-590-3000 for international callers) and entering the replay access code 11089523#.

The conference call will be webcast simultaneously on the InfoLogix website at www.infologixsys.com under Investors: Event Calendar.  The webcast replay will be archived for 12 months.

About InfoLogix

As the leading provider of mobile intelligence solutions, InfoLogix uses the industry’s most advanced wireless information technology to increase the efficiency, accuracy, and transparency of complex business and clinical processes.  With 19 issued patents, InfoLogix provides strategic consulting, business applications, wireless device and infrastructure, connectivity, and mobile managed services solutions to Fortune 1000 and healthcare clients including Kraft Foods, Merck and Company, General Electric, News America Corporation, Mercedes Benz, Kaiser Permanente, Adventist Health, Universal Health Services, and Stanford School of Medicine.  Founded in 2001, and headquartered in suburban Philadelphia, PA, InfoLogix has been named the sixth fastest growing new business in the United States for the last three years by Entrepreneur Magazine.  InfoLogix is a publicly-traded company (OTCBB:  IFLG).  For more information, visit www.infologixsys.com.

Safe Harbor Statement

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other filings we make with the Securities and Exchange Commission. Actual results could differ materially from those suggested by the forward- looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect new information events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

Jay Roberts	Melissa Dixon
Chief Financial Officer	The Piacente Group
215-604-0691 x1102	212-481-2050
melissa@thepiacentegroup.com

-               financial tables to follow –

INFOLOGIX, INC.

Consolidated Balance Sheets

	(Unaudited)
	March 31, 2007	December 31, 2006
ASSETS
Currents assets:
Cash and cash equivalents	$11,525,697	$12,882,044
Accounts and other receivables (net of allowance for doubtful accounts in the amount of $135,600 and $120,000)	10,187,211	11,797,265
Finished goods inventory, net	2,272,680	2,227,201
Prepaid expenses and other current assets	1,052,309	906,793
Deferred tax assets	106,929	311,478
Total current assets	25,144,826	28,124,781

Property and equipment, net	1,766,823	1,440,338
Intangible assets, net	781,897	871,976
Deferred tax assets	2,289,135	1,375,486

Total assets	$29,982,681	$31,812,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,987,646	$6,584,489
Line of credit	6,524,784	5,954,672
Current portion of notes payable – bank	833,333	833,333
Current portion of capital lease obligations	95,591	116,973
Sales tax payable	236,430	342,064
Accrued expenses	1,120,578	767,967
Total current liabilities	13,798,362	14,599,498

Notes payable - bank, net of current maturities	1,055,556	1,194,445
Capital lease obligations, net of current maturities	90,832	130,378
Total liabilities	14,944,750	15,924,321

Commitments and Contingencies (Note J)

Stockholders’ equity:
Preferred stock, par value $.00001; authorized 10,000,000 shares; none issued or outstanding	—	—
Common stock, par value $.00001; authorized 100,000,000 shares; issued and outstanding 23,995,663 shares	236	236
Additional paid in capital	18,052,374	17,802,373

Accumulated deficit	(3,014,679)	(1,914,349)
Total stockholders’ equity	15,037,931	15,888,260

Total liabilities and stockholders’ equity	$29,982,681	$31,812,581

The accompanying notes are an integral part of these unaudited consolidated financial statements.

INFOLOGIX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months
	Ended March 31,
	2007	2006

Revenues	$12,877,673	$13,053,974

Cost of revenues	9,536,985	9,761,439

Gross profit	3,340,688	3,292,535

Selling, general and administrative expenses	5,177,034	3,061,972

Operating (loss) income	(1,836,346)	230,563

Interest income	158,411	—
Interest expense	(131,495)	(138,268)

Income (loss) before income tax benefit	(1,809,430)	92,295

Income tax benefit	709,100	—

Net (loss) income	$(1,100,330)	$92,295

(Loss) earnings per share:
Basic	$(0.05)	$0.01
Diluted	$(0.05)	$0.01

Weighted average shares outstanding:
Basic	23,595,663	12,500,000
Diluted	23,595,663	12,500,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

INFOLOGIX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months
	Ended March 31,
	2007	2006
Operating activities:
Net income (loss)	$(1,100,330)	$92,295
Adjustments to reconcile net income (loss) to operating cash flow:
Depreciation and amortization	287,487	258,877
Allowance for doubtful accounts receivable	15,600	—
Share based compensation	250,001	—
Deferred income tax benefit	(709,100)	—
Changes in:
Accounts receivable	1,594,454	1,841,785
Finished goods inventory	(45,479)	225,431
Prepaid expenses & other current assets	(145,516)	(218,816)
Accounts payable	(1,596,843)	(2,173,001)
Sales tax payable	(105,634)	12,681
Accrued expenses	352,611	100,719
Deferred revenue	—	23,940

Net cash provided by (used in) operating activities	(1,202,749)	163,911

Investing activities:
Acquisition of property and equipment	(523,893)	(252,522)
Net cash used in investing activities	(523,893)	(252,522)

Financing activities:
Proceeds from long-term debt	—	1,500,000
Repayment of long-term debt & capital leases	(199,817)	(642,339)
Net borrowings (repayments) from line of credit	570,112	(794,070)
Net cash provided by financing activities	370,295	63,591

Net change in cash and cash equivalents	(1,356,347)	(25,020)

Cash and cash equivalents at beginning of year	12,882,044	447,901

Cash and cash equivalents at end of quarter	$11,525,697	$422,881

The accompanying notes are an integral part of these unaudited consolidated financial statements.